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                                                             Exhibit 99


CONTACTS:

MEDIA:
------
Jonathan Williams
(412) 762-4550

INVESTORS:
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William H. Callihan
(412) 762-8257

         PNC BANK CORP. PROVIDES PRELIMINARY ESTIMATE OF 1995 EARNINGS
             REFLECTING BALANCE SHEET ACTIONS AND MIDLANTIC MERGER

     PITTSBURGH, Jan. 2, 1996-PNC Bank Corp. (NYSE: PNC) today announced the completion of actions taken during the fourth quarter of 1995 that enhanced the corporation's balance sheet and are expected to positively impact future operating results.


     Commenting on the strategic importance of the fourth-quarter actions, Thomas H. O'Brien, chairman and chief executive officer, said, "We have accelerated our balance sheet restructuring by substantially reducing our securities portfolio and related derivative positions. The acquisitions of Midlantic Corporation and Chemical Bank New Jersey have provided us with more stable consumer deposits, reducing the need for wholesale funding, and have added attractive middle-market and consumer assets. These actions create a financial institution with a more stable and consistent earnings stream, capable of sustaining superior returns."

                SECURITIES SALES AND OTHER BALANCE SHEET ACTIONS

     The company reported that during the fourth quarter of 1995 it had accelerated and substantially completed the repositioning of its balance sheet through further reduction of the securities portfolio, to approximately 23 percent of earning assets, and related wholesale funding, to approximately 28 percent of total funding.

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PNC Bank Corp. Provides Preliminary Estimate of 1995 Earnings...--Page 2

     All investment securities previously classified as held to maturity were reclassified as available for sale, as permitted by recently issued guidance from the Financial Accounting Standards Board (FASB). Subsequently, $1.9 billion of U.S. Treasury securities and $4.1 billion of collateralized mortgage obligations (CMOs) were liquidated at an after-tax net loss of approximately $40 million. In addition, PNC Bank terminated all remaining pay-fixed interest rate swaps associated with such securities. As a result, after-tax losses approximating $150 million were recognized from the termination of these swap contracts, including accelerated recognition of deferred losses on contracts previously terminated.

     During the fourth quarter, PNC Bank also terminated $4.4 billion of receive-fixed index amortizing swaps, resulting in a net after-tax loss of $8 million, which is being deferred and amortized.

                                MIDLANTIC MERGER

     The corporation completed the merger with Midlantic Corporation effective Dec. 31, 1995. Under the terms of the merger agreement, PNC Bank exchanged 2.05 shares of common stock for each share of Midlantic common stock, or a total of approximately 112 million shares of PNC Bank stock. Letters of transmittal informing Midlantic shareholders how to complete the exchange are being mailed beginning today. The merger was accounted for as a pooling of interests; accordingly, all combined financial information has been restated to account for the transaction on this basis.

     "The merger with Midlantic significantly expands our presence in the New Jersey and greater Philadelphia markets and is expected to be accretive to earnings in 1996," said O'Brien.

     Midlantic Bank will continue to operate under its present name as a subsidiary of PNC Bank Corp. until integration and consolidation plans are fully implemented later this year.

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PNC Bank Corp. Provides Preliminary Estimate of 1995 Earnings...--Page 3

     In connection with the merger, PNC Bank recorded after-tax charges of approximately $190 million. These charges are primarily associated with eliminating duplicative operations and facilities, the termination of interest rate caps and the write-off of state-deferred tax assets.

                        ESTIMATED COMBINED 1995 EARNINGS

     Prior to reflecting charges recorded in connection with the merger and losses from the initiatives to reposition the balance sheet, the combined earnings of the companies for 1995 are estimated to be $790 million or $2.28 per fully diluted share. Reflecting these actions, PNC Bank Corp. expects to report net income for the year of $410 million of $1.18 per fully diluted share. With the completion of the Midlantic merger and reflecting the fourth-quarter balance sheet actions, PNC Bank Corp. had assets of approximately $72 billion and deposits of approximately $46 billion.

     PNC Bank Corp., headquartered in Pittsburgh, is one of the largest financial services organizations in the United States, with banking subsidiaries in Pennsylvania, New Jersey, Delaware, Ohio, Kentucky, Indiana, Massachusetts and Florida. Its major businesses include corporate banking, consumer banking, mortgage banking and asset management.

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